Exhibit 10.14

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTRACT MANUFACTURING AGREEMENT

Between

SMTC Corporation

and

Vocera Communications, Inc

June 7th, 2010

i

This Contract Manufacturing Agreement (“Agreement”) is entered into this 7th day of June 2010 (“Effective Date”) between Vocera Communication, Inc (“VOCERA”) having its place of business at 525 Race Street, San Jose, CA, 95126, and SMTC CORPORATION (“SMTC”), having its place of business at 635 Hood Road, Markham, Ontario, Canada, L3R 4N6.

WHEREAS SMTC is engaged in providing contract electronic manufacturing and related services;

AND WHEREAS VOCERA has agreed to purchase and SMTC has agreed to provide the services and materials hereinafter described in connection with the manufacture of VOCERA’s products.

FOR VALUE RECEIVED, the parties agree as follows:

SECTION 1.0 - DEFINITIONS

In this Agreement, unless the context otherwise requires;

1.1

“Assembly Charges” means the charges detailed in this Agreement and/or detailed in quotations for products which will be governed by this Agreement, including, but not limited to, charges for board level assembly, in-circuit test, functional testing, system level assembly, system level test, enclosures, interconnect, packaging and/or shipping from a SMTC’s plant of manufacture.

1.2

“Confidential Information” means trade secrets, know-how, inventions (whether patentable or not), ideas, improvements, materials, data, specifications, drawings, processes, results, and formulae and all other confidential business, technical and financial information of VOCERA, including without limitation, the Specifications and the Product components delivered to SMTC by VOCERA.

1.3

“VOCERA Specific Materials” means parts, components and other materials listed in the Master Bill of Material which as of a particular date are no longer anticipated to be usable for products to be manufactured by SMTC for VOCERA other than VOCERA.

1.4

“Economic Order Quantity” means the mutually agreed upon, minimum quantity specified by a supplier to obtain advantageous pricing for individual parts, components and other materials listed in the Master Bill of Material. May also be referred to by the parties as Minimum Order Quantity.

1.5	“Engineering Change Order” or “ECO” means any change initiated by VOCERA to the Product or its design, manufacturing or content.

1.6

“Excess Materials” means parts, components and other materials listed in the Master Bill of Material which as of a particular date are not anticipated to be consumed within 90 days thereafter, based on Purchase Orders or Forecasts in effect as of such particular date.

1.7	“First Month” has the meaning given in Section 8.1.

1.8	“Forecast” means a Product projection provided by VOCERA to SMTC in writing and used by SMTC in accordance with this Agreement.

1.9

“SMTC Intellectual Property” means SMTC developed documentation, processes and procedures for the manufacture of Products, including without limitation, SMTC Product Binders, process documentation, photographs, custom tooling, fixtures, production line setup, line layouts, process improvements, or other SMTC generated drawings, plans, reports, patterns, charts, graphs, operation sheets, practices, inventions, computer software (including source code and object code), flow charts, manuals, functional descriptions, operating data and other similar data and information, and including any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets and industrial designs.

1.10

“Inventory” means all parts, components, work in progress, finished Products and other materials that are specifically required for the manufacture of Products and purchased and/or manufactured by SMTC on behalf of VOCERA.

1.11

“Lead-time(s)” means the time between SMTC’s acceptance of VOCERA’s Purchase Order or electronic Release notice and the date of Purchase Order or electronic Release notice’s requested first delivery of product to VOCERA’s designated carrier at the FCA point.

1.12

“Master Bill of Material” means the parts, components and other materials detailed in this Agreement, and/or detailed in quotations for Products all of which will be governed by this Agreement, which Master Bill of Material may be modified pursuant to Section 6.1.

1.13	“Minimum Purchase Quantity” means the mutually agreed upon minimum purchase quantity available from suppliers for parts, components and other materials listed in the Master Bill of Material.

1.14

“Non-cancelable, Non-returnable Materials” means parts, components and other materials listed in the Master Bill of Material for which suppliers, manufacturers, or distributors have limited or restricted the purchasers’ rights, including rights of return, rescheduling and cancellation.

1.15

“Obsolete Materials” means parts, components and other materials listed in the Master Bill of Material which as of a particular date have zero demand and/or are anticipated to have zero demand within 90 days thereafter, based on the current Forecast in effect as of such particular date, and which are not associated with Products currently manufactured by SMTC.

1.16	“Product(s)” means VOCERA’s products manufactured by SMTC hereunder.

1.17	“Product Technology” has the meaning given in Section 13.

1.18

“Property” means any parts, components and other materials, tooling, fixtures, or test equipment (i) provided by VOCERA to SMTC, or (ii) purchased by SMTC on VOCERA’s behalf to be used in connection with the manufacture or assembly of the Product by SMTC, provided that VOCERA has paid to SMTC all amounts owing in respect thereof.

1.19	“Purchase Order” or “Release” means a written authorization by VOCERA to SMTC authorizing the shipment of Products.

1.20

“Services” means the provision by SMTC of all required parts, components and other materials as listed in the Master Bill of Material together with all assembly services including but not limited to board level assembly, in-circuit and functional testing, packaging and/or shipping of finished Product.

1.21

“Specifications” means, with respect to each Product, the Master Bill of Material, schematics, assembly drawings, process documentation, test specifications, current revision number and VOCERA’s approved vendor list as provided or by notice and access to VOCERAs Arena System by VOCERA to SMTC for such Product, and any written revisions thereof provided by VOCERA to SMTC.

SECTION 2.0 - SERVICES AND PRODUCTS TO BE PROVIDED BY SMTC

2.1

Services: Subject to and in accordance with the terms and conditions of this Agreement, VOCERA agrees to purchase from SMTC Services and Products of the types identified in Attachment 1 of this Agreement. Attachment 1 may be modified from time to time to add additional types of Products and Services.

2.2	SMTC will submit quotations to VOCERA for Products using the format as detailed in Attachment 1.

2.3

Purchase Orders shall be initiated by VOCERA’s written or electronically dispatched Purchase Orders referencing the quantity, the Product, applicable price, shipping instructions, carrier and requested shipment dates.

2.4

All Purchase Orders or Releases for Products placed by VOCERA hereunder shall be governed by the terms and conditions of this Agreement. Any pre-printed terms and conditions on VOCERA Purchase Orders, Releases, SMTC’s Purchase Order acknowledgments, Product quotation or other written communications, shall be null and void.

2.5	Non-Exclusivity: Nothing in this Agreement shall prevent VOCERA from manufacturing or procuring from other sources for like or comparable Products.

SECTION 3.0 - TERM OF AGREEMENT

Term:

3.1

The term of this Agreement shall be three years from the Effective Date unless terminated earlier pursuant to the provisions of Section 14.0 hereof. The term of this Agreement shall automatically be renewed thereafter for successive terms of one year unless and until either party notifies the other in writing at least 180 days prior to the expiration of the initial term or other successive term that it does not wish to renew.

SECTION 4.0 - PRICING, Payment Terms and Credit Level

Pricing:

4.1

VOCERA agrees to pay SMTC’s prices as established by written quotations submitted by SMTC for the Products, Assembly Charges and all other aspects of the Services required in connection therewith as stated and agreed to, secured by Purchase Orders issued by VOCERA. Notwithstanding anything to the contrary in this Agreement, unless otherwise agreed by the parties in writing, all prices quoted by SMTC and agreed to by VOCERA shall remain in effect for a period of [*] from the date of written quotation, with update pricing provided to VOCERA on a [*] basis. Such prices shall be exclusive of all applicable taxes.

4.2

In the event that there is a change in market conditions or pricing from suppliers in connection with any parts, components and other materials to be purchased by SMTC, then either party may request amendment to any quoted price by giving written notice to the other party detailing the specific reasons for the requested pricing change. The parties agree to limit requested changes to Product pricing to situations where changes individual component costs [*]. All other component cost changes will be implemented during [*] pricing review cycles. The parties shall then use their reasonable commercial efforts to negotiate in good faith any required amendment to any such quoted price(s) to fairly reflect the change in market conditions. If such an amendment is negotiated by the parties, an appropriate adjustment shall be made to the price for each unit of Product incorporating any parts, components or other

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

materials subject to the price change from quoted prices. New Product pricing will be documented in an SMTC issued quotation.

Payment Terms:

4.3

The terms of payment by VOCERA shall be Net 30 days from date of invoice and are contingent upon terms of credit as detailed in Section 4.6. Should VOCERA fail to fulfill its payment obligations, SMTC reserves the right to place all shipments to VOCERA on hold until the terms of this article are met.

4.4

For Products manufactured in SMTC’s Mexico facility, Shipping Terms will be FCA El Paso, Texas unless otherwise agreed upon in writing by VOCERA and SMTC. For products manufactured in SMTC’s San Jose facility, Shipping Terms will be FCA SMTC Factory San Jose unless otherwise agreed upon in writing by VOCERA and SMTC.

Invoice Disputes:

4.5

Notwithstanding anything to the contrary, in the event of a reasonable dispute regarding Product acceptance by VOCERA due to compliance with Specifications or discrepancies in invoices submitted by SMTC, VOCERA shall have the right to withhold payment of any disputed amounts contained in any invoices impacted pending resolution of the dispute. VOCERA shall pay all undisputed invoiced amounts per the terms of this Agreement. VOCERA will notify SMTC in writing of any discrepancies or disputed amounts contained in any invoices within ten (10) working days of receipt of such invoice. Where any such dispute is not resolved in ten (10) working days of notice by VOCERA or a longer period mutually agreed upon in writing by the parties, unless VOCERA elects to pay the amount in dispute, SMTC may suspend the performance of further Services, or the provision of addition Products, pending resolution of the dispute.

Credit:

4.6

VOCERA shall at all times maintain a credit level sufficient to cover anticipated accounts payable and material liabilities for planned Product production at then current pricing. VOCERA shall provide documents and information reasonably requested by SMTC for purposes of evaluating creditworthiness including, but not limited to, credit applications and audited financial statements. Any decision to extend or maintain credit shall be at SMTC’s discretion.

Price Adjustments Due to ECO:

4.7

VOCERA Initiated ECO: In the event that any Engineering Change Order or change to the Master Bill of Material results in an increase or decrease in the price of, or time required for, the performance of any aspect of the Services, the parties will negotiate, in good faith, an appropriate adjustment to the Product pricing and/or delivery schedule to reflect such changes. VOCERA shall be responsible for all costs related to Inventory obsolescence and additional set-up costs relating to any Product changes requested by VOCERA. SMTC will use reasonable commercial efforts to minimize such costs.

SMTC-Initiated ECO:

4.8

In the event that SMTC requests any change to the Specifications including the Master Bill of Material SMTC will: 1) submit all change requests to VOCERA in writing; and 2) provide adequate details regarding (i) why the change is required, (ii) estimated time frame for implementation, and (iii) estimate NRE and unit price impacts which will result from the change in the Specifications. SMTC will not implement any SMTC requested changes to the Specifications without approval from VOCERA and implementation of requested changes being reflected in the Specification, accessible in VOCERA’s Arena system. SMTC and VOCERA will mutually agree prior to the implementation of any requested changes who will pay for any NRE charges resulting from the requested changes. SMTC and VOCERA will mutually agree in writing to any changes in Product pricing which results from the implementation of the requested changes in Specifications.

Cost Reduction Program:

4.9

Both SMTC and VOCERA shall proactively plan and implement cost reduction programs, including cost reductions to the parts, components and other materials, Products or assembly processes. VOCERA will receive 100% of all demonstrated cost reductions initiated by VOCERA in the form of a reduction in the pricing charged to VOCERA for the Products or Services, with implementation of any reduction in pricing dependent on resolution of changes in Inventory costing, inclusive of parts, components or other materials on hand, in transit, or on order, prior to the implementation of the cost reduction. Resolution of changes in Inventory costing may take the form of a VOCERA Purchase Order for Inventory revaluation or, by an agreement between the Parties, a delay in the implementation of the cost reductions until such time as the Inventory revaluation has been paid for.

4.10

Upon implementation of any cost reductions which have been initiated by SMTC and approved by VOCERA, [*]. Implementation of any reduction in pricing is dependent on resolution of changes in Inventory costing, inclusive of parts, components or other materials on hand, in transit, or on order prior to the cost reduction. Resolution of changes in Inventory costing may take the form of a VOCERA Purchase Order for Inventory revaluation or, by an agreement between the Parties, a delay in the implementation of the cost reductions until such time as the Inventory revaluation has been paid for.

4.11

SMTC’s quoted Product prices are based on VOCERA providing Purchase Orders and/or Forecast in accordance with the terms of this Agreement and in accordance with the Lead-times confirmed by SMTC. Pricing contained in Product Quotations is based on standard deliveries of parts, components and other materials available to the electronics industry at any given time. In the event that certain parts, components or other materials are on allocation, or in the event that additional costs are incurred in order to procure parts, components or other materials to meet Purchase Orders, Releases and/or Forecasts and/or changes in VOCERA Purchase Orders, Releases and/or Forecasts that are beyond the agreed upon allowable variance in scheduling referred to in this Agreement, then such additional costs will be documented in writing by SMTC to VOCERA and VOCERA will authorize and shall issue a Purchase Order to SMTC for such additional costs prior to SMTC incurring additional costs.

SECTION 5.0 - OWNERSHIP OF PROPERTY

5.1

Property Disposition: The parties acknowledge and agree that the Property is owned by VOCERA and shall not be disposed of in any way without VOCERA’s prior written authorization. SMTC agrees to act in a commercially reasonable and prudent manner in its handling and storage of Property so as to minimize any loss or damage thereto. SMTC further agrees to segregate the Property from other materials in SMTC’s possession and ensure that at all times the Property is clearly identified as being the property of VOCERA. The parties acknowledge and agree that the Property shall be independently insured by VOCERA.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Inspection Rights:

5.2	VOCERA shall have the right upon reasonable notice to inspect the premises of SMTC for the purposes of ensuring that the requirements of this Agreement are being complied with by SMTC.

5.3

Property Preventive Maintenance: SMTC will be responsible for the routine preventive maintenance of VOCERA-provided equipment per the instructions provided by VOCERA, to include normal cleaning of product fixtures and test fixtures, replacement of test pins, and the verification of VOCERA test fixture performance in accordance with the Specifications.

SECTION 6.0 - PRODUCT AND PRODUCTION SCHEDULE CHANGES; LIABILITY FOR INVENTORY

ECO:

6.1

VOCERA may from time to time issue Engineering Change Orders and make changes to the Master Bill of Material as a result of Engineering Change Orders, the introduction of new designs, or the obsolescence of prior designs. SMTC shall use reasonable commercial efforts to accommodate such changes, in accordance with this Agreement. VOCERA and SMTC will mutually agree to the time line for implementation of Engineering Change Orders.

Inventory Affected by ECO:

6.2

Inventory held by SMTC or properly placed on order by SMTC with suppliers in accordance with standard industry procurement practices regarding procuring material at appropriate lead times to support Purchase Orders and/or Forecasts issued by VOCERA, that are defined as VOCERA-specific or Non-Cancelable/Non-Returnable (NCNR), or are subject to Minimum Purchase Quantity (MPQ) or Economic Order Quantity (EOQ) requirements, and/or material resulting from broken reel/open tray packages shall be VOCERA’s responsibility in the event of any Engineering Change Orders, deemed Excess Materials or Obsolete Materials due to the introduction of new designs, obsolescence of prior designs, changes in the Master Bill of Material or any other event that will cause material to become Excess Materials or Obsolete Materials and will be purchased outright or prepaid to the total dollar value and moved to a “VOCERA Owned” location within SMTC, within the month in which the materials are deemed Excess Materials or Obsolete Materials. Any Excess Materials or Obsolete Materials subject to purchase or prepayment by VOCERA will be sold by SMTC to VOCERA at [*]. VOCERA will also be responsible for payment of any restocking fee imposed by the suppliers, manufacturers, or distributors for Inventory if SMTC was able to mitigate VOCERA’s liability through return of Inventory to suppliers.

Inventory Affected by Changes in Purchase Orders, Forecasts and Product End of Life:

6.3

VOCERA agrees that Inventory held by SMTC or properly placed on order by SMTC with suppliers in accordance with standard industry procurement practices regarding procuring material at appropriate lead times to support Purchase Orders and/or Forecasts issued by VOCERA, that are defined as VOCERA specific or Non-Cancelable or Non-Returnable (NCNR), or are subject to Minimum Purchase Quantity (MPQ) or Economic Order Quantity (EOQ) requirements, and/or material resulting from broken reel/open tray packages will become Excess Materials and/or Obsolete Materials in the event of any changes in Purchase Order and/or Forecasts schedules, production delays, cancellation of Purchase Orders and/or Forecasts, the absence of Purchase Orders due to end of life of a Product, and variation and/or termination of this Agreement will be the immediate responsibility of VOCERA and will be purchased outright or prepaid to the total dollar value and moved to a “VOCERA Owned” location within SMTC, within

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the month in which the materials are deemed Excess Materials or Obsolete Materials. Any Excess Materials or Obsolete Materials subject to purchase or prepayment by VOCERA will be sold by SMTC to VOCERA at [*]. VOCERA will also be responsible for payment of any restocking fee imposed by the suppliers, manufacturers, or distributors for Inventory if SMTC was able to mitigate VOCERA’s liability through return of Inventory to suppliers.

Buffer Stock Inventory:

6.4

SMTC will execute a material supply chain on the B2000 plastics case components which will ensure that components listed in the table below are available at the manufacturing facility to support product mix fluctuation. VOCERA will be liability for this buffer stock in the event that the components become Obsolete Materials per the terms of this Agreement. Parties acknowledge that replenishment of all or partial quantities of the components will be at current component lead times. SMTC and VOCERA agree to review buffer stock quantity requirements on a quarterly basis and reduce them as Product Forecast decrease and/or as Product approaches end of life.

Vocera PN		Qty

230-01759	Badge, Housing Assm White	[*]

440-01728	Button Cap Volume, White	[*]

440-01737	Back, Top Badge, White	[*]

440-01240	Protective Sleeve, White	[*]

Vocera PN

230-01744	Badge, Housing Assm Black	[*]

440-01692	Button Cap Volume, Black	[*]

440-01736	Back, Top Badge, Black	[*]

440-01565	Protective Sleeve, Black	[*]

VOCERA Consigned or Procured Inventory:

6.5

Inventory procured by VOCERA and sold to SMTC at the then current material standard as documented in a SMTC quote BOM. SMTC will provide a purchase order to VOCERA for these parts. The transportation, tariff, and tax expense for these parts are the responsibility of SMTC as part of SMTC’s per badge cost of logistics.

SECTION 7.0 - LIMITED WARRANTY AND LIMITATIONS OF DAMAGES

Warranty:

7.1

SMTC warrants that the Products will conform to VOCERA’s applicable Specifications and will be free from defects in workmanship, for a period of [*] from the date of delivery to VOCERA. Parts, components and other materials are warranted to the same period that the original manufacturer warrants the parts, components or other materials where SMTC is allowed to provide the original manufacturer warranty to VOCERA on a pass through basis.

7.2

Warranty Exclusion: This warranty does not apply to (a) defects resulting from VOCERA’s design of the Products, (b) defects resulting from Products used in violation of written procedures or instructions furnished by SMTC and previously approved by VOCERA, or (c) Products that have been abused, damaged, altered, misused or improperly installed, modified or repaired by any person or entity after title passes to

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

VOCERA. Notwithstanding anything else in this Agreement, SMTC assumes no liability for or obligation related to the performance, accuracy, Specifications, failure to meet Specifications or defects of or due to tooling, designs or instructions produced or supplied by VOCERA.

7.3

Warranty Remedy: Upon any failure of a Product to comply with the foregoing warranty, SMTC’s sole obligation, and VOCERA’s sole remedy, is for SMTC, at its option, to promptly repair, replace, or issue a credit for such Product and return repaired or replaced Product to VOCERA freight pre-paid; provided, that if [*]. In order to obtain service under this warranty, VOCERA shall deliver the Product to SMTC at VOCERA’s expense. SMTC shall be responsible for any delivery costs associated with the return of the Product to VOCERA’s location. Under this warranty, SMTC will provide VOCERA with a repaired or replaced Product within a targeted seven calendar days of receipt of a defective Product and a failure analysis report within fourteen calendar days of receipt of a defective Product. If a Product is not repaired or replaced within 30 calendar days of receipt of Product by SMTC, VOCERA reserves the right to receive full credit for the value of the Product.

Dead on Arrivals (DOA):

7.4

In the event that a Product completely fails to function within the first [*] of installation (“dead-on-arrival” or “DOA”), SMTC agrees to replace the failed Product within [*] after receipt at SMTC. Product returned by VOCERA that is found to be in compliance with Specifications, and that is found to pass existing Product test will be subject to an NTF (No Trouble Found) return charge per a mutually agreed upon Flat Rate Fee.

Epidemic Failures.

7.5

[*] STMC shall (with the support of VOCERA) dedicate the required resources, and make reasonable commercial efforts, to determine the root cause of the epidemic failure and to submit a corrective action plan within [*] business days of the identification of an epidemic failure as it relates to a particular Product. Unless otherwise agreed to by both parties, such corrective action plan shall be implemented within a maximum of [*] from the initial notice by VOCERA of such epidemic failure. In the case of an epidemic failure, SMTC shall reimburse VOCERA for the transportation costs of failed Products, both inbound and outbound to and from STMC, until such time as the reported failure rate drops to less than the occurrence percentage stated above. SMTC and VOCERA will establish a swap program (“Swap Program”) and mutually agree to the terms of such program, whereby Product to be repaired (“Swap Product”), when returned to SMTC will be exchanged for new Product within [*]. The Swap Product will then be repaired or replaced by SMTC and put into “Service Finished Goods” (i.e. not to be sold as new).

7.6

IT IS UNDERSTOOD BY AND BETWEEN THE PARTIES THAT THERE ARE NO REPRESENTATIONS, WARRANTIES OR CONDITIONS IN THIS AGREEMENT OTHER THAN THE REPRESENTATIONS AND WARRANTIES PROVIDED IN SECTION 7, AND VOCERA HEREBY EXPRESSLY WAIVES ALL OTHER REPRESENTATIONS, WARRANTIES, CONDITIONS AND REMEDIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, MERCHANTABLE QUALITY OR FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHERS ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OF TRADE.

7.7	SMTC further covenants to VOCERA as follows:

7.7.1	The Services shall be provided by SMTC in a professional, workmanlike and timely manner.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.7.2	SMTC shall provide board level assembly and testing in accordance with the Specifications and IPC 610 standards.

7.7.3	SMTC shall comply with all applicable laws and regulations in providing the Services.

7.7.4

SMTC shall manufacture the Products in ISO 9002 certified facilities and notify VOCERA should there be any change in the certification status. SMTC will inform VOCERA about any major findings from ISO audits within 10 days of SMTC’s receipt of the ISO audit report and will notify VOCERA when it has corrected all findings. The parties shall identify a standard quality reporting method of quality data and process response mechanisms which will be provided to VOCERA on an ongoing basis.

7.7.5

SMTC has been granted or issued all permits required for the storage, handling, and disposal of all materials or hazardous waste used by SMTC in the performance of this Agreement. SMTC has implemented programs necessary to monitor and maintain all required licenses and permits and to prevent releases of the material to the environment. SMTC’s employees shall have been trained to properly, safely, and legally (in accordance with all applicable local, state, and federal laws and regulations) handle hazardous material and wastes. SMTC shall notify VOCERA in writing, immediately upon discovery of any regulatory action taken or initiated against SMTC, whether or not such action relates to or arises out of this Agreement, which may impact SMTC’s ability to deliver the Products. Regulatory compliance and management of SMTC’s facilities and processes is strictly the responsibility of SMTC and VOCERA has no express or implied responsibility for the same.

Quality Acceptance

At VOCERA’s Facility

7.8

All Products are subject to VOCERA’s inspection and test at VOCERA’s facility, or VOCERA’s contracted warehouse, or distributor, before final acceptance. VOCERA shall have 10 working days following delivery to perform all inspections and testing, failing which such Products shall be deemed to be accepted. If any Product delivered hereunder fails to conform to the Specifications VOCERA shall notify SMTC of such failure and SMTC shall, within [*] either repair, replace, or issue a credit, at its option, in accordance with the Warranty set out in Section 7.5 above of this Agreement. VOCERA reserves the right to reject entire lot of Product based on the results of the VOCERA inspection and testing in accordance with this Section 7.8.

In the event of the rejection by VOCERA of an entire lot of Product in accordance with this section, VOCERA and SMTC will mutually agree to a screening plan to be carried out at the VOCERA facility and, at SMTC’s expense, for any Product or lot of Product rejected by VOCERA on the basis of non conformance to the Specifications. VOCERAs warranty and remedies for any rejected products will be in accordance with the terms established in this Agreement.

At SMTC’s Facility

7.9

VOCERA shall have the right to perform Product qualifications and/or on-site inspections at SMTC’s manufacturing facilities at a mutually agreed date and time. SMTC shall reasonably cooperate with VOCERA in that regard. SMTC shall provide VOCERA’s inspectors with reasonable facilities and assistance at no additional charge.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.10

EXCEPT FOR LIABILITY ARISING UNDER SECTIONS 12.3, 12.4 AND 13.1, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, SMTC’S ENTIRE LIABILITY AND RESPONSIBILITY IN RESPECT OF ANY CLAIMS, DEMANDS, ACTIONS, LOSSES, DAMAGES, COSTS OR EXPENSE ARISING FROM OR RELATED TO THIS AGREEMENT, OR THE DEVELOPMENT, DELIVERY, PROVISION, USE OR PERFORMANCE OF THE SERVICES OR PRODUCTS PROVIDED UNDER THIS AGREEMENT, SHALL BE LIMITED IN THE AGGREGATE TO DAMAGES NOT EXCEEDING THE [*]. EXCEPT FOR LIABILITY ARISING UNDER SECTIONS 12.3, 12.4 AND 13.1 WITHOUT RESTRICTING THE GENERALITY OF THE FOREGOING, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONTINGENT LOSSES OR DAMAGES ARISING UNDER THIS AGREEMENT, INCLUDING LOSS OF REVENUE, PROFIT, PROPERTY OR USE, OR FAILURE TO REALIZE EXPECTED SAVINGS, EVEN IF ADVISED OF THE POSSIBILITY THEREOF. THE PROVISIONS OF THIS SECTION 7.10 SHALL APPLY IN RESPECT OF ANY CLAIMS, DEMANDS, ACTIONS, LOSSES, DAMAGES, COSTS OR EXPENSE OF VOCERA OR ANY OTHER PERSON OR ENTITY, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, TRADE NAMES, INDUSTRIAL DESIGNS, TRADE SECRETS OR OTHER SUCH RIGHTS, BREACH OF A FUNDAMENTAL TERM, FUNDAMENTAL BREACH OR OTHERWISE.

SECTION 8.0 - SCHEDULE OF DELIVERIES / ORDER REQUIREMENTS / FORECAST

Maintenance of Purchase Orders:

8.1

[*] VOCERA will attempt to place Purchase Orders providing adequate Lead-times from date of Purchase Order placement to date of first required shipments taking into consideration current material lead times, SMTC procurement cycle times and manufacturing set up and cycle times.

8.2	SMTC will provide VOCERA a current Product Lead-time report on a monthly basis.

8.3

Issuance and Acceptance: SMTC shall notify VOCERA of acceptance of Purchase Order, Release and change orders by telephone, email, or facsimile (and promptly confirm in writing) within five (5) business days after receipt of VOCERA’s Purchase Order, Release, or change order. This confirmation must include acceptance of requested shipment dates and price to be valid. If SMTC is unable to accept VOCERA’s requested in-house delivery schedule or other terms, SMTC shall advise VOCERA of the reason why delivery dates cannot be met or reasons for non-acceptance of any such other terms.

8.4

SMTC-induced Expedite Charges: SMTC is responsible for all expedited freight (delta between standard freight and expedited freight) and material premiums when acknowledged shipments for Products secured by Purchase Orders are delayed due solely to circumstances where SMTC’s has not placed material on order in accordance with standard procurement practices regarding material procurement at current material Lead- times.

8.5

Rolling Forecast Requirements: On or prior to the 15th day of each month, VOCERA will provide SMTC with a rolling Forecast of VOCERA’s estimated monthly requirements covering the nine (9) months beyond the last delivery date on issued Purchase Orders. This Forecast is for capacity planning purposes and is VOCERA’s authorization to SMTC to procure materials to support forecasted quantities. SMTC is only authorized to procure materials which have Lead-times which extend beyond the last delivery date of Products covered by a VOCERA Purchase Order and at quantities required to support the Forecasted Product quantities and in accordance with mutually agreed upon MOQ and EOQ levels. All Inventory procured in support of VOCERA Forecasts will be governed by the terms and conditions of this Agreement regarding the resolution of Excess Materials and/or Obsolete Materials.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.6

Ability to Reschedule and Cancel: Upon acceptance and acknowledgement of VOCERA’s Purchase Orders by SMTC, SMTC will be obligated to manufacture and deliver to VOCERA and VOCERA will be firmly and irrevocably obligated to buy from SMTC the Products set forth in the Purchase Orders in accordance with it terms and the table below. Purchase Order are subject to the Time Fences/Allowable Quantity Variations identified in the chart below.

Allowable Variance from Acknowledged Purchase Orders

	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

In the event that VOCERA’s actual demand exceeds the variances shown in the table above resulting in SMTC incurring additional costs to manufacture Products, VOCERA shall issue a separate Purchase Order to cover such costs. SMTC will exercise all reasonable commercial efforts to minimize any additional costs and will document to VOCERA all such additional costs and receive VOCERA written authorization prior to incurring such charges.

Finished Goods Safety Stock:

8.7

[*] Timing of when the Finished Goods Safety Stock will be in place with be mutually established by the parties and will be based on timing of full production ramp up and material supply chain. Parties agree that the requirement for Finished Goods Safety Stock is a safeguard against production delays. Parties acknowledge that replenishment of all or partial quantities of the Finished Goods will be at current component lead times and manufacturing process lead times. VOCERA agrees to eliminate the Finished Goods Safety Stock requirement set out in this Section 8.7 when SMTC has achieved consistent delivery performance to Purchase Order requirements for [*]. VOCERA reserves the right to reinstate requirement for Finished Goods Safety Stock if SMTC’s delivery performance to acknowledge delivery schedules yields a delinquency of greater than [*] units for any given [*] period. Finished Goods Safety Stock will be governed by the Excess Materials and Obsolete Materials terms of this Agreement. In addition, in the event that the Finished Goods Safety Stock ages beyond 60 days due to VOCERA’s push out of Purchase Order delivery schedules, cancelation of Purchase Orders or absence of Purchase Orders and/or Forecasts placed on SMTC, VOCERA will issue a Purchase Order for Finished Good Safety Stock allowing for SMTC to ship Product at their soonest convenience.

Effect of ECOs on Delivery Schedule:

8.8

In the event that VOCERA issues any Engineering Change Orders or any similar orders or notices requiring any change in the Products listed in VOCERA’s Purchase Orders that affects the agreed upon delivery date, SMTC shall have the right to invoice and ship or invoice and hold the finished Products for 15 days after the original schedule date, prior to completion of the requested Engineering Change Orders. All assembled and work in process Product requiring treatment by this Engineering Change Order will be considered rework. Any rework charges will be calculated by SMTC and will be negotiated in good faith by the parties, and SMTC will execute such rework upon receipt of a rework Purchase Order from VOCERA.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Packing Instructions:

8.9

All Products shall be packaged and prepared for shipment in a manner which (i) follows the requirements set forth in VOCERA’s Specifications, (ii) follows good commercial practice, (iii) is acceptable to common carriers for shipment, (iv) is adequate to ensure safe arrival, and (v) is labeled per VOCERA’s Barcode Specification as provided and as updated by VOCERA from time to time. SMTC shall mark the outside of each shrink- wrapped pallet with the applicable VOCERA part numbers and any necessary lifting and handling information. Each shipment shall be accompanied by a packing slip, which will include VOCERA’s part numbers, purchase order number, SMTC’s part number and the quantity shipped.

Delivery Schedule

8.10

Delivery shall be pursuant to the schedule set forth in VOCERA’s Purchase Order or Release and as agreed to by SMTC. SMTC shall immediately notify VOCERA in writing of any anticipated delay in meeting the delivery schedule, stating the reasons for the delay.

SECTION 9.0 - Special Requirements

9.1

VOCERA requests for components: From time to time, VOCERA will require SMTC to provide components which SMTC has in inventory in support of VOCERA development activities. SMTC will provide VOCERA with these components at the current costed BOM standard [*]. VOCERA will issue a Purchase Order for these parts with payment terms of Net 30 days, FCA San Jose or El Paso, depending upon location of components.

9.2

VOCERA may require specific lot traceability on specific critical components. VOCERA will document specific component lot traceability requirements prior to SMTC providing final production quotation for Products. SMTC will share, cooperate, and provide to VOCERA any component traceability lot data as requested.

9.3	VOCERA and SMTC will establish a mutually agreed upon list of production reporting data which SMTC will provide to VOCERA at an agreed upon frequency and method of reporting.

9.4

SMTC will train and maintain assembly operators needed to support VOCERA’s Products. Only trained personnel, or personnel undergoing supervised training by an authorized trainer, may work on VOCERA Products.

9.5

VOCERA may require that SMTC limits the rework and/ or repair processes to no more than twice per individual printed circuit board. Any repair processes beyond this limit will require written authorization by VOCERA.

9.6

SMTC will provide VOCERA with supplier purchase order dates, quantities on order, component delivery schedules for all VOCERA directed/negotiated components and indentified in writing by VOCERA. VOCERA and SMTC will execute 3-way Non Disclosure Agreements between SMTC, VOCERA, and the VOCERA directed/negotiated vendors.

9.7

SMTC will monitor components as referenced in the VOCERA Specification and use all commercially reasonable efforts to provide to VOCERA any information regarding component End of Life, and suggested replacement components to VOCERA for review and possible addition to the VOCERA Specifications.

9.8

STMC will provide a monthly report to VOCERA detailing component material liability including NCNR on hand and on order, Excess and Obsolete inventory and any additional data as mutually agreed upon in writing by the parties from time to time.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.9	VOCERA and SMTC will conduct Quarterly Business Review meetings no less than three (3) times per year at an agreed upon location with a mutually agreed upon agenda.

9.10	VOCERA and SMTC agreed to the following process regarding the escalation of unresolved issues.

VOCERA’s progression of escalation will be as follows:

1.	Senior Materials Manager

2.	VP Operations

3.	COO

SMTCs progress of escalation will be as follows:

1.	Program Manager

2.	Manufacturing site VP and General Manager

3.	SVP Manufacturing and Engineering

4.	SVP Business Development and President/CEO

SECTION 10.0 - FINANCIAL, TECHNICAL INFORMATION AND ASSISTANCE

10.1

Sharing of Financial Information: VOCERA and SMTC agree to provide the requesting party with relevant information concerning current financial information upon request, provided that parties shall not make such a request more than once per calendar quarter. Parties use this information for the sole purpose of an on-going financial review of the operations of the party. Such information shall be treated as Confidential Information for the purposes of this Agreement.

10.2	Sharing of Technical Information: The parties agree to mutually advise each other from time to time without charge with respect to all technical information relating to the Product.

10.3

Trademark Rights. VOCERA requests and SMTC agrees to provide certain markings and identification, which includes the trademark(s) and/or trade name of VOCERA, on the Products ordered and delivered to VOCERA. Such markings and identification shall be strictly in accordance with the requirements of VOCERA as set forth in VOCERA’s Corporate Style Guide and other policies regarding advertising and trademark usage as established, and as VOCERA may update as from time to time and provide to SMTC in writing. SMTC is not authorized to use the trademark(s) and trade names of VOCERA on any products, other than Products ordered by and delivered to VOCERA, or for any other purpose. SMTC is hereby granted a limited trademark license with respect to the VOCERA trademarks set out in the above-mentioned markings and identification, solely for the above-mentioned use. All other use is prohibited. This license shall terminate on the earlier of termination of this Agreement or, at VOCERA’s option, upon failure of SMTC to maintain the quality requirements established by VOCERA and notification of SMTC in writing of same. SMTC shall obtain no rights to or interest of any kind in any VOCERA trademarks or trade names other than the limited right to use set out above.

SECTION 11.0 - ASSIGNMENT

11.1	VOCERA may not assign its rights or obligations under this Agreement without the prior written consent of SMTC, which consent may not be unreasonably withheld or delayed.

11.2	SMTC may not assign its rights or obligations under this Agreement without the prior written consent of VOCERA, which consent may not be unreasonably withheld or delayed.

11.3

In the event VOCERA is sold, merged or involved in any other type of corporate restructuring which results in a change of control, this Agreement shall be deemed to be automatically renewed for a further 6 months from the date of such event with production of Products by SMTC for VOCERA not to be adversely affected by such event.

11.4

In the event SMTC is sold, merged or involved in any other type of corporate restructuring which results in a change of control, this Agreement shall be deemed to be automatically renewed for a further 6 months from the date of such event with production of Products by SMTC for VOCERA not to be adversely affected by such event.

SECTION 12.0 - INDEMNIFICATION

12.1

SMTC shall use commercially reasonable efforts to procure from vendors of parts, components and other materials used in the Products indemnity protection extending to VOCERA, including the defense of actions and payment of all claims, costs, damages, judgments and reasonable legal fees resulting from or arising out of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, industrial designs, proprietary rights and processes or other such rights with respect to all parts, components and other materials procured by SMTC under this Agreement.

12.2

In the event that SMTC is unable to secure the indemnity contemplated under Section 12.1, for any part, component or other material, SMTC shall notify VOCERA and allow VOCERA to participate in discussions with the supplier in question with regard to securing such indemnification. If the indemnification is still not available after this process, VOCERA may then approve the part, component or other material without indemnification or ask that SMTC source the part, component or other material elsewhere. VOCERA will be responsible for any change in price of the part, component or other material in question.

12.3

VOCERA hereby accepts responsibility for, and shall defend, indemnify, and hold harmless SMTC, SMTC Affiliate and their officers, directors, employees, agents, and shareholders against, any liabilities (including, without limitation, costs and expenses of litigation, reasonable legal fees, settlements, and damages) arising from defects in the Specifications or the design of the Products, and from any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, industrial designs, proprietary rights and processes or other such rights by the Products except as to the extent of SMTC obligations under section 12.4. SMTC shall promptly notify VOCERA of any claims related to such indemnification and no such claim shall be settled without VOCERA’s prior written consent.

12.4

SMTC agrees to indemnify, defend and hold harmless VOCERA, VOCERA Affiliate and their respective directors, officers, agents, and employees, against any and all losses including without limitation claims, damages, losses, liabilities, costs, expenses and reasonable attorneys’ fees and legal costs which arise out of or relate to SMTC’s failure to comply with a) any applicable local, state, federal, and foreign laws and regulations in the performance of SMTC’s obligations under this Agreement and b) a claim by a third party that SMTCs manufacturing process utilized in SMTC manufacturing of any Product infringes upon, misappropriates or violates any U.S. Intellectual Property Rights of a third party.

SECTION 13.0 - PROTECTION OF INTERESTS

Term of Confidentiality:

13.1

Each party shall, during the term of this Agreement and for a period of three years thereafter, keep in confidence all of the Confidential Information received by it. Neither party shall use the Confidential Information other than as may be expressly permitted under the terms of this Agreement or by a separate written agreement signed by the other party. Each party shall take reasonable steps to prevent unauthorized disclosure or use of the Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. Neither party shall disclose the Confidential Information to any person or entity other than its officers, employees, consultants and subsidiaries who need access to such Confidential Information in order to perform its obligations under this Agreement.

Limits to Confidential Information:

13.2

Confidential Information will not include any information that: (a) becomes publicly known without fault or breach on the part of the receiving party; (b) disclosing party provides to others without restriction on disclosure; (c) receiving party obtains from a third party without breach of a nondisclosure obligation and without restriction on disclosure; (d) is already known to receiving party prior to its disclosure by disclosing party or (e) must be disclosed by receiving party by statutory or regulatory provision, or court order, provided, however, that receiving party provides notice thereof to disclosing party together with the statutory or regulatory provision or court order on which such disclosure is based, as soon as practicable prior to such disclosure.

Limits to Post-VOCERA Product Manufacturing:

13.3

SMTC recognizes and agrees that the Products may incorporate certain Confidential Information which is proprietary to VOCERA, including, without limitation, software source and object codes (“Product Technology”). All Product Technology is and shall remain the property of VOCERA. Subject to the provisions of Section 13.2, during the term of this Agreement and for a period of ten years thereafter, SMTC will not (i) directly or indirectly, manufacture, process, label, package, supply, or sell, any Product, or other products utilizing Product Technology, except as contemplated by the terms of this Agreement; or (ii) carry on or engage in, directly or indirectly, on its own or through any individual, partnership, company, association, or entity, any business or other activity utilizing Product Technology.

SMTC Intellectual Property:

13.4

All SMTC Intellectual Property will remain the sole property of SMTC. VOCERA shall, during the term of this Agreement and at all times thereafter, keep in confidence all of the SMTC Intellectual Property received by it. During the term of this Agreement and for a period of ten years thereafter, VOCERA shall not, directly or indirectly, use, replicate, distribute, share or disclose to any person or entity the SMTC Intellectual Property, other than as may be expressly permitted by a separate written agreement signed by SMTC. VOCERA shall take all reasonable steps to prevent unauthorized disclosure or use of the SMTC Intellectual Property and to prevent it from falling into the public domain or into the possession of unauthorized persons, which steps shall be no less than the measures which VOCERA uses to protect VOCERA’s Project Technology and other Confidential Information. Notwithstanding the foregoing, as to any item of SMTC Intellectual Property which is not Confidential Information (e.g., pursuant to Section 13.2), VOCERA shall have no obligation of nondisclosure and its other obligations shall be limited to those imposed by applicable U.S. law regarding patent, copyright, etc.

VOCERA Non-Solicitation

13.5

Within the period of 12 months after the last day that VOCERA has requested work under this Agreement, VOCERA shall make no offers of employment or consulting engagements to SMTC personnel (which, for the purposes of this Section 13.5, shall include full time, part time, permanent and temporary employees and independent consultants and contractors), and shall ensure that no affiliate of VOCERA to which VOCERA has provided information about such personnel shall make any such offers to SMTC personnel. Should any such personnel be hired or engaged by VOCERA or such an affiliate within such time period, VOCERA agrees to pay as liquidated damages to SMTC a fee equal to [*] (on an annualized basis) to such personnel.

SMTC Non-Solicitation:

13.6

Within the period of 12 months after the last day that VOCERA has requested work under this Agreement, SMTC shall make no offers of employment or consulting engagements to VOCERA personnel (which, for the purposes of this Section 13.6, shall include full time, part time, permanent and temporary employees and independent consultants and contractors), and shall ensure that no affiliate of SMTC to which SMTC has provided information about such personnel shall make any such offers to VOCERA personnel. Should any such personnel be hired or engaged by SMTC or such an affiliate within such time period, SMTC agrees to pay as liquidated damages to VOCERA a fee equal to [*] (on an annualized basis) to such personnel.

SECTION 14.0 - RIGHT TO TERMINATE

14.1

In the event that either party is in material breach of any of its obligations under this Agreement, then the other party may give written notice of such breach to the defaulting party and request remedy of such breach. If the party in breach fails to remedy such breach within 30 days after the date of notice then this Agreement may be terminated immediately by written notice of termination given by the complaining party.

14.2

Notwithstanding the provisions contained in Section 14.1, either party may terminate this Agreement by written notice to take effect immediately upon receipt thereof by the other party in the event that the party receiving notice has become bankrupt or insolvent or has made an assignment for the benefit of creditors, or a receiver is appointed for its business or a voluntary or involuntary petition of bankruptcy is filed, or proceedings for the reorganization of the party are instituted, or VOCERA has attempted to assign any part of the rights granted to it under this Agreement without prior written consent of SMTC.

14.3	Either party may terminate this agreement with 180 calendar days written notice.

SECTION 15.0 - EFFECT OF TERMINATION

15.1	Upon termination of this Agreement:

15.1.1

VOCERA shall within 30 working days thereafter pay to SMTC all invoices due and owing pursuant to this Agreement, including without limitation, any remaining payments for Inventory, Property, work in process and finished Products then being held by SMTC.

15.1.2

At the option of VOCERA, and provided that VOCERA is not otherwise in default under this Agreement and has made the payments required under Section 15.1.1 and is otherwise not in breach of this Agreement, SMTC shall continue to provide the Services and manufacture the Products as contemplated under this Agreement for such term as may be agreed upon

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

by the parties, except that payment to SMTC for Products and Services shall be on such consignment or value added basis as may be agreed upon by the parties.

15.1.3	Promptly after the later of the termination of this Agreement and the termination of the ongoing arrangement referred to in Section 15.1.2:

15.1.3.1	the parties shall facilitate the transfer of all Property then being held by SMTC to VOCERA including all documentation relating thereto;

15.1.3.2

SMTC shall return all original design drawings, copies of drawings, Specifications, written descriptions, and other recorded technical information furnished to SMTC by VOCERA pursuant to this Agreement;

15.1.3.3

SMTC shall (at its option) make available for purchase or license by VOCERA any SMTC Intellectual Property developed by SMTC, exclusive of SMTC IP funded by, for use in production of the Products, upon terms to be agreed upon by the parties; and

15.1.3.4	each party shall cease to use the documentation and information provided to it by the other party pursuant to the provisions of this Agreement.

15.2

The following Sections shall survive the expiration or termination for any reason of this Agreement: 5.1, 7.1-7.11, 12.1-12.4, 13.1-13.6, 17.1, 18.1 and 19.1 to 19.10 together with any payment obligations arising prior to such expiry or termination. SMTC’s obligations to provide Warranty coverage per the terms of this Agreement for Products sold to VOCERA prior to the termination of the Agreement for which valid Warranty periods extend beyond the termination date of this Agreement will be contingent upon SMTC having access to all required tooling and testing capabilities required to manufacture, repair and/or test the Product.

SECTION 16.0 - FORCE MAJEURE

16.1

Neither of the parties shall be liable for any failure or omission in the performance of any provision of this Agreement, if failure is caused by or shall arise directly or indirectly, from acts of God, government orders, legislation, or regulations, embargoes, fire, storm, floods, strikes, labor trouble, wars, riots, failure of carriers or suppliers to transport or furnish materials or other contingencies beyond the reasonable control of the parties. SMTC shall, however, give prompt notice to VOCERA in the event of the occurrence of any of the above contingencies that SMTC expects will delay the delivery of the Products or Services or any part thereof in a timely manner. Any notice from SMTC shall include its estimate as to the expected period of delay. Upon receipt of such notice or upon VOCERA becoming aware of the occurrence of any of the above contingencies which VOCERA reasonably expects will delay the delivery of the Services or any part thereof, VOCERA shall be free to obtain some or all of the Services without delay and without penalty that are expected to be the subject of delay from other suppliers during such period notwithstanding its obligations under this Agreement. In such circumstances, SMTC shall co-operate with VOCERA and any new suppliers to achieve a smooth, effective and expeditious transition and SMTC shall deliver any Property as directed by VOCERA during the period of delay. SMTC shall be entitled to give notice to VOCERA following resolution of any outstanding difficulties resulting from any such contingency in respect of which it has given notice, or that VOCERA became aware of, that SMTC is then in a position to provide the affected Services in a timely manner in accordance with the provisions of this Agreement. In any event, VOCERA shall then deal with SMTC in connection with the provision of the affected Services commencing on the 30th day following receipt of such notice from SMTC.

SECTION 17.0 - ARBITRATION

17.1

Except matters relating to collection of monies owed by either party to the other, pricing of items, or compliance with Specifications, the parties agree that any dispute involving any matter arising under this Agreement shall be resolved by binding arbitration held in the state of Delaware, in accordance with the rules of the American Arbitration Association. Such arbitration shall commence within six months of said dispute. To the extent that the dispute is not subject to resolution through arbitration, the parties hereby agree that a lawsuit may only be brought in the appropriate Federal or Delaware State Court located in Delaware, having jurisdiction over the subject matter of the dispute or matter. The parties hereby consent to the exercise of personal jurisdiction by any court with respect to any such proceeding.

SECTION 18.0 - NOTICE

18.1

Any notice required or permitted to be given for the purposes of this Agreement shall be in writing and shall be sufficiently given if personally delivered to an officer of the party, notice is being given to or sent by facsimile, courier or registered letter, postage prepaid and:

(a)	if to SMTC, addressed to it at:
SMTC Corporation
635 Hood Road
Markham, Ontario, Canada
L3R 4N6 Attn: President and CEO

(b)	if to Vocera Communications, Inc, addressed to it at:
Vocera Communications, Inc
ATTN: CFO
525 Race Street, Suite 150
San Jose, CA 95126

and such notice shall be deemed to have been given on the day it was personally delivered or sent by facsimile or on the fifth business day after mailing; provided, however, if at after the time of mailing of any such notice and prior to delivery, normal postal service is interrupted through strikes or other similar irregularities then such notice shall be deemed to have been received on the fifth business day following the resumption of normal mail service. Any party may from time to time change its address for the purpose of receipt of any such notices by giving written notice of such change to the other party in the manner described.

SECTION 19.0 - GENERAL PROVISIONS

19.1	Nothing contained in this Agreement shall constitute a joint venture or partnership between the parties hereto, or empower a party to bind the other.

19.2	Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

19.3

The division of this Agreement into sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

19.4	Each party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary to give effect to the provisions of this Agreement.

19.5	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties agree that the courts of Delaware shall have sole and exclusive judicial jurisdiction to determine any matter arising under this Agreement that cannot be resolved by the parties directly. It is agreed and understood that any Purchase Order or other document related to the Services issued by VOCERA to SMTC during the term of this Agreement shall be subject to and governed by the terms of this Agreement.

19.6

This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal. No amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each party to this Agreement.

19.7	This Agreement ensures to the benefit of and binds the parties and their respective successors and permitted assigns.

19.8	If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

19.8.1	the legality, validity or enforceability of the remaining provisions of this Agreement; or

19.8.2	the legality, validity or enforceability of that provision in any other jurisdiction.

19.9	Amounts to be paid or calculated under this Agreement are to be paid or calculated in currency of the United States of America.

19.10

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the parties to this Agreement entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the respective dates set out below.

SMTC CORPORATION

By:	/s/ Steven G. Hoffrogge
(Authorized Signing Officer)

Print Name:	Steven G. Hoffrogge

Job Title:	Senior Vice President Business Development

7th day of June, 2010

Vocera Communications, Inc

By:	/s/ Martin Silver
(Authorized Signing Officer)

Print Name:	Martin J. Silver

Job Title:	Chief Financial Officer

7th day of June, 2010

Attachment 1

1.	PRODUCT LIST AND PRICES

All prices in US Dollars

Effective Date: 4/19/2010

Program: B2000 Badge

Product Name: B2000

Part Number: 200-01557 and 200-01742

[*]

[*]	[	*]	[*]
[*]	[	*]	[*]

Above reference pricing is subject to the notes and assumptions documented in the SMTC quotation T10-036, dated 04/19/2010

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.	PRODUCT QUOTATION TEMPLATE

[*]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 2

1.	SAN JOSE SIDE JOB LABOR RATE

All prices in US Dollars

Effective Date: 4/19/2010

Price:

Name	Labor Rate	Examples
[*]	[*]	Relabeling, inspection

[*]	[*]	Debug, analysis

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.